CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 27 to the Registration Statement on Form N-1A of Tax Exempt Proceeds Fund, Inc. as filed with the Securities and Exchange Commission on or about October 24, 2011.

/s/ Paul Hastings LLP
PAUL HASTINGS LLP

New York, New York
October 24, 2011